Exhibit 99.1

InterSearch Announces First Quarter 2006 Results

SAN FRANCISCO—May 11, 2006—InterSearch Group, Inc. (OTC:IGPN), a leading provider of Internet search services and operator of industry specific destination portals, today reported financial results for the first quarter ended March 31, 2006.

First Quarter 2006 Consolidated Financial Results:

•	First quarter revenue was $8.0 million, a 99% increase relative to the $4.0 million reported in the first quarter of 2005;

•	Gross margins were 69% as compared to 48% in the first quarter a year ago;

•	Operating income was $3.5 million, up 400% compared to the same quarter of fiscal 2005;

•	GAAP[1] earnings available to common stockholders were $2.1 million or $0.08 per diluted share as compared to net earnings of $0.2 million or $0.02 per diluted share in the first quarter of 2005;

•	Cash flows from operations were $1.8 million as compared to $0.3 million in the first quarter of fiscal 2005;

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) was $3.8 million, representing an increase of approximately 400% as compared to the same quarter of fiscal 2005[2];

•	Operating income before amortization (OIBA) increased to $3.7 million, from $0.7 million in the first quarter of 2005[2].

[1]	Generally accepted accounting principles in the United States of America.
[2]	EBITDA and OIBA are non-GAAP financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures” and to review the reconciling adjustments between the GAAP and non-GAAP measures attached to this press release.

First Quarter Business Highlights

•	Generated 25 million paid clicks as compared to 13 million in the first quarter of 2005.

•	Increased revenue contribution from the proprietary traffic to 70%, up from 43% in the first quarter of 2005.

•	Generated $2.8 million in revenues from www.irs.com reflecting an increase in excess of 100%, on a pro forma basis, as compared to the first quarter of 2005.

•	Enhanced the revenue model of tax-related domains by converting the arrangements with direct advertisers to Pay-per-Click (PPC) from mainly revenue sharing.

•	Signed a major provider of online tax preparation services as a new direct advertising client.

In commenting on the results InterSearch President and CEO, Dan O’Donnell, said,” First quarter performance was strong reflecting the significant growth potential that we believe is inherent in our business model. Our revenue nearly doubled year-over-year, driven by a combination of organic growth and contribution from irs.com, which we acquired in September of 2005. Dramatically increasing irs.com revenues in the first full quarter after the acquisition reinforces our confidence in our ability to replicate this success with other domains. The direct navigation industry is undergoing a large scale consolidation, and we believe that InterSearch is well positioned to be a major participant and beneficiary of this trend.”

Business Outlook and Financial Guidance

Said InterSearch CFO, Gary Bogatay, “As we discussed in our fiscal 2005 earnings release, this year our business will be characterized by pronounced seasonality due to the large revenue contribution from the www.irs.com domain. First quarter was seasonally strong driven by the tax season, whereas its impact on the second quarter was limited to 17 days – from April 1st to April 17th. The second quarter guidance reflects this trend.”

InterSearch provides the following guidance for the second quarter of 2006, ending June 30:

Q2 2006 Revenue Range	$5.5 – $6.0 Million
Q2 2006 EBITDA Range	$1.2 – $1.5 Million

The company expects to be profitable and generate positive cash flow from operations in the second quarter of 2006 and for the rest of fiscal year 2006.

Continued Gary Bogatay, “Despite a decline expected in the second quarter, we believe that our full-year revenue growth will be in the range of 40 to 50% as compared to fiscal year 2005. These expectations do not include any new acquisitions.”

Conference Call

InterSearch Group will host a conference call today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), during which Dan O’Donnell, President and Chief Executive Officer, and Gary Bogatay, Chief Financial Officer, will further discuss financial results, execution milestones and the company’s strategy.

To listen to the call and have the opportunity to ask questions, please dial 888-396-2369 (domestic) or 617-847-8710 (International) five to ten minutes before the call and reference the passcode (55265255). A simultaneous live Webcast of the call will be available at the Investor Relations section of the InterSearch website at http://www.intersearch.com. An online playback of the Webcast will be available on the company’s website for at least 90 days following the call. This press release will also be available on the InterSearch website.

Questions for the conference call will also be taken via email at stockwatch@intersearch.com and can be sent anytime prior to the conference call’s starting time.

About InterSearch Group, Inc.

InterSearch is a leading provider of Internet search services through a combination of traffic aggregation and proprietary websites, such as www.irs.com. The company operates in the fastest growing segments of Internet commerce including paid search, direct navigation and online marketing driving high quality traffic to advertisers and providing users with quick access to pertinent products and services. Through its InterSearch Corporate Services division, the company also provides IT and Internet strategy consulting to large corporations, predominantly in the financial services market. InterSearch is headquartered in San Francisco, California at 222 Kearny Street, Suite 550, and can be reached via telephone at 415-962-9700. More information about InterSearch Group, Inc. can be found at http://www.intersearch.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Forward-looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms, such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions. The forward-looking statements in this press release are contained principally in the section entitled “Business Outlook and Financial Guidance” The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include, among others, the Company’s ability to raise additional debt or equity financing, the Company’s relationships with its current and future advertising and distribution network partners, the Company’s ability to achieve anticipated results from acquisitions, and market development of Internet advertising and paid search services. Further information on the factors that could affect the Company’s financial results is included in the Company’s SEC filings, including the most recent registration statement filed with the SEC under the heading “Risk Factors.” Except as required by law, InterSearch Group assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: EBITDA (earnings before interest, tax, depreciation and amortization) and OIBA (operating income before amortization). The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. See “Reconciliation of GAAP Net Earnings to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)” and “Reconciliation of GAAP Net Earnings to Operating Income Before Amortization (OIBA)” tables included in this press release for further information regarding these non-GAAP financial measures.

InterSearch’s management evaluates and monitors performance for InterSearch primarily through earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and operating income before amortization (“OIBA”). In addition, EBITDA is presented because management believes it is frequently used by securities analysts, investors and others in the evaluation of companies. EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization. OIBA is calculated by adding income taxes, interest expense, amortization and loss on derivative to net earnings. EBITDA and OIBA are not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of InterSearch’s profitability. A reconciliation of EBITDA and OIBA is provided in the tables below.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues:
Internet search services	$7,199,472	3,433,336
Corporate services	824,344	609,145

Total revenues	8,023,816	4,042,481

Cost of revenues:
Traffic acquisition cost	1,939,871	1,628,218
Cost of consulting services	579,547	467,894

Total cost of revenues	2,519,418	2,096,112

Gross profit	5,504,398	1,946,369

Operating expenses:
Sales and marketing expense	273,857	162,667
General and administrative expense	1,705,520	1,080,046

Total operating expenses	1,979,377	1,242,713

Earnings from operations	3,525,021	703,656

Interest expense	27,065	36,482
Loss on derivative instrument	19,321	—

Earnings before income taxes	3,478,635	667,174

Income taxes	1,401,231	361,721

Net earnings	2,077,404	305,453

Preferred stock dividends	—	157,200

Net earnings available to common stockholders	2,077,404	148,253

Basic earnings per share	0.08	0.04

Diluted earnings per share	0.08	0.02

Unaudited proforma tax and earnings available to common stockholders and per share information for S Corporation periods

Net earnings available to common stockholders		148,253

Proforma income tax expense adjustment		31,454

Proforma net earnings		116,799

Proforma basic earnings per share		0.03

Proforma diluted earnings per share		0.01

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	March 31, 2006	December 31, 2005
Assets

Current assets:
Cash	$895,237	576,096
Accounts receivable	4,055,035	3,205,880
Prepaid expenses and other	351,141	227,168
Deferred income taxes	21,246	—

Total current assets	5,322,659	4,009,144

Office equipment, net	271,983	257,565
Patents and trademarks, net	69,169	71,022
Domains, net	12,479,057	12,694,213
Goodwill	573,123	573,123
Deferred income taxes	483,665	553,638

Total Assets	$19,199,656	18,158,705

Liabilities and Stockholders’ Equity

Current liabilities:
Revolving line of credit	—	726,000
Accrued liabilities	2,259,354	1,830,931
Accounts payable	1,415,858	1,226,053
Deferred revenue	103,088	300,000
Deferred income taxes	—	89,525
Note payable	847,000	1,540,000
Common stock subject to mandatory redemption	6,150,000	6,150,000
Common stock warrants	—	3,263,814

Total current liabilities	10,775,300	15,126,323

Stockholders’ equity:
Preferred Stock	—	—
Common Stock	25,226	25,220
Additional paid-in capital	7,368,972	4,054,408
Retained earnings (accumulated deficit)	1,095,014	(982,390)
Notes receivable for common stock issued	(64,856)	(64,856)

Total stockholders’ equity	8,424,356	3,032,382

Total liabilities and stockholders’ equity	$19,199,656	18,158,705

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Earnings to Earnings Before

Interest, Taxes, Depreciation, and Amortization (EBITDA)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Net earnings available to common stockholders	$2,077,404	148,253
Preferred Stock Dividends	—	157,200

Net earnings	2,077,404	305,453
Income taxes	1,401,231	361,721

Earnings before income taxes	3,478,635	667,174
Interest expense	27,065	36,482

Earnings from operations	3,505,700	703,656
Depreciation	35,870	26,529
Amortization	217,009	—

Earnings before interest, taxes, depreciation, amortization (EBITDA)	$3,758,579	$730,185

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Earnings to Operating

Income Before Amortization (OIBA)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Net earnings available to common stockholders	$2,077,404	148,253
Preferred Stock Dividends	—	157,200

Net earnings	2,077,404	305,453
Income taxes	1,401,231	361,721

Earnings before income taxes	3,478,635	667,174
Loss on derivative instrument	19,321	—
Interest expense	27,065	36,482

Earnings from operations	3,525,021	703,656
Amortization	217,009	—

Operating income before amortization (OIBA)	$3,742,030	$703,656

CONTACT:

Investor Relations

Kate Sidorovich, 415-962-9780

ksidorovich@intersearch.com

SOURCE: InterSearch Group, Inc.